Exhibit 21

IRIS International, Inc.

List of Subsidiaries

Subsidiary	Jurisdiction	% Owned
StatSpin, Inc.	Massachusetts	100%
Iris Global Network, Inc.	Delaware	100%
Iris Diagnostics France S.A.	France	100% owned by Iris Global Network, Inc.
Iris Deutschland GmbH	Germany	100% owned by Iris Global Network, Inc.
Iris Molecular Diagnostics, Inc.	Delaware	100%
Iris International Europe GmbH	Switzerland	100% owned by Iris Global Network, Inc.
Iris International Deutschland	Germany	100% owned by Iris International Europe GmbH
Iris Diagnostics (UK) Ltd.	United Kingdom	100% owned by Iris International Europe GmbH
Arista Molecular, Inc.	Delaware	100%